Exhibit d(9)(g)

AMENDMENT NO. 6

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 6 TO INVESTMENT SUB-ADVISORY AGREEMENT is dated as of October 1, 2019, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas Corporation (the “VALIC”), and WELLINGTON MANAGEMENT COMPANY LLP (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001 (the “Agreement”), as amended on January 1, 2002, April 23, 2003, January 29, 2007, October 31, 2007, and March 14, 2011, with respect to the Covered Funds; and

WHEREAS, pursuant to Section 5 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to the Systematic Value Fund; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Section 9. Notices is hereby amended as follows:

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to Sub-Adviser at the address of each set forth below:

If to VALIC:

The Variable Annuity Life Insurance Company

2919 Allen Parkway

Houston, Texas 77019

Attn: Thomas M. Ward, Vice President – Investments

tom.ward@aig.com

With a copy to:

SunAmerica Asset Management, LLC

Harborside 5

185 Hudson Street, Suite 3300

Jersey City, NJ 07311

Attn: General Counsel

If to Sub-Adviser:

Wellington Management Company LLP

280 Congress Street

Boston, Massachusetts 02210

Attn: Legal and Compliance

Fax No.: 617-790-7760

2.

Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the Systematic Value Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the date first above written.

THE VARIABLE ANNUITY LIFE	WELLINGTON MANAGEMENT
INSURANCE COMPANY	COMPANY LLP

By: /s/ Thomas M. Ward	By:/s/ Scott Lopez

Name: Thomas M. Ward	Name: Scott Lopez

Title: Vice President	Title: Senior Managing Director

SCHEDULE A

Effective October 1, 2019

SUBADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Funds	Fee

Science & Technology Fund	0.55% of the First $100 million
0.50% of the next $300 million
0.45% on the excess over $400 million

Value Fund	0.40% on the first $250 million
0.35% on the next $250 million
0.30% on the excess over $500 million

Systematic Value Fund	0.12% on the first $100 million
0.10% on the excess over $100 million

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